Exhibit 5.14

November 26, 2012

CONSENT OF JOHN MORTON SHANNON

United States Securities and Exchange Commission

Gentlemen:

          In connection with Silver Wheaton Corp.’s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the “Registration Statement”), I, John Morton Shannon, P.Geo., Principal Geologist and Geology Manager for AMC Mining Consultants (Canada) Ltd., hereby consent to the use of my name in the Registration Statement and to the inclusion and incorporation by reference in the Registration Statement of the following report or information derived therefrom:

          1.      Technical report dated April 16, 2012, entitled “San Dimas Property, San Dimas District, Durango and Sinaloa States, Mexico, Technical Report for Silver Wheaton Corp.”

Yours truly,

/s/ John Morton Shannon
John Morton Shannon, P.Geo.
Principal Geologist and Geology Manager,
AMC Mining Consultants (Canada) Ltd.